Exhibit 3.14

EXECUTION COPY

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

WIDEOPENWEST CLEVELAND, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of WideOpenWest Cleveland, LLC (the “Company” or the “LLC”), dated and effective as of May 1, 2006, is entered into by WideOpenWest Finance, LLC, a Delaware limited liability company, as sole member (the “Member”).

WHEREAS, pursuant to Section 3.1 of the limited liability company agreement of the Member, dated November 13, 2001, WideOpenWest Cleveland, Inc. has made a capital contribution to the Member in exchange for 1,000 Class A Interests of the Member and, as a consequence, the Company became wholly owned by the Member; and

WHEREAS, the Member wishes to amend and restate the limited liability company agreement of the Company that was entered into on August 28, 2001 by WideOpenWest Cleveland, Inc.

NOW, THEREFORE, the Member agrees as follows:

1.             Organization of the Company.  The Company was organized pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. Code Ann. Tit. 6. § 18-101, et seq.), as in effect from time to time and any successor thereto (the “Delaware Act”) on August 28, 2001.  Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Member and the administration and termination of the LLC will be governed by the Delaware Act.

2.             Name.  The name of the LLC is “WideOpenWest Cleveland, LLC”.

3.             Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary or incidental to the foregoing.

4.             Units: Membership.

i.              The membership interests of the sole Member shall be represented by issued and outstanding units (“Units”), having the rights and privileges set forth in this Agreement.

ii.             The Company hereby authorizes the issuance of Units.  As of the date hereof, 100 Units are outstanding as set forth on Schedule 1 (as in effect on the date hereof).

iii.            The Company hereby irrevocably elects that all Units shall be securities governed by Article 8 of the Delaware Uniform Commercial Code (the “UCC”), and shall be represented by certificates and are “certificated securities” as defined in Article 8 of the UCC.  Each certificate evidencing Units shall bear the following legend: “This certificate evidences an interest in WideOpenWest Cleveland, LLC and shall be a security for purposes of Article 8 of the Delaware Uniform Commercial Code.”  No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

5.             Powers.  The Board of Managers of the Company (the “Board”) shall manage the Company in accordance with this Agreement.  The actions of the Board taken in such capacity and in accordance with this Agreement shall bind the Company.  The names of the initial members of the Board are set forth on the attached Schedule 2.

i.              The Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business, operations and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein.  Subject to the provisions of this Agreement, the Board shall have general and active management of the business and operations of the Company, hi addition, the Board shall have such other powers and duties as may be prescribed by the Member or this Agreement.  Such duties may be delegated by the Board to officers, agents or employees of the Company as the Board may deem appropriate from tune to time.

ii.             The Board may, from time to time, designate one or more persons to be officers of the Company.  No officer need be a member of the Company.  Any officers so designated will have such authority and perform such duties as the Board may, from time to time, delegate to them.  The Board may assign titles to particular officers, including, without limitation, chairman, chief executive officer, president, vice president, chief operating officer, secretary, assistant secretary, treasurer and assistant treasurer.  Each officer will hold office until his or her successor will be duly designated and will qualify or until his or her death or until he or she will resign or will have been removed.  Any number of offices may be held by the same person.  The salaries or other compensation, if any, of the officers and agents of the Company will be fixed from time to time by the Board or by any officer acting within his or her authority.  Any officer may be removed as such, with or without cause, by the Board whenever in its judgment the best interests of the Company will be served thereby.  Any vacancy occurring in any office of the Company may be filled by the Board.  The names of the initial officers of the Company, and their respective titles, are set forth on the attached Schedule 3.

iii.            In the event that any member of the Board designated hereunder resigns, or for any other reason ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board is to be filled by the Member.

iv.            Members of the Board, in their capacity as such, shall not be entitled to remuneration for acting in the Company business.

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6.             Tax Elections.  The taxable year shall be the Fiscal Year.  The “Fiscal Year” shall be any year ending on December 31st.

7.             Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following (a) the written consent of the Member, or (b) the occurrence of any other event which terminates the continued membership of the Member in the Company.

8.             Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

9.             Liability of the Board and Members.  Neither the Board nor the Member shall have any liability for the obligations or liabilities of the Company except to the extent provided in the Delaware Act.

10.          Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement as of the date first written above.

WIDEOPENWEST FINANCE, LLC

By:	/s/ Steven Cochran
Name: Steven Cochran
Title: CFO

Signature Page to Amended and Restated
Limited Liability Company Agreement of
WideOpenWest Cleveland, LLC

Schedule 1

Members

Name of Member	Address	Number of Units

WideOpenWest Finance, LLC	c/o Avista Capital Partners, L.P. 65 East 55th Street, 18th Floor New York, NY 10022	100

	Total:	100

Schedule 2

Members of Board of Managers

Colleen Abdoulah

Steven Cochran

Schedule 3

Officers

Name	Title

Colleen Abdoulah	President

Steven Cochran	Treasurer

Craig Martin	Secretary